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                               EXHIBIT 1.A.3(C)

                              Commission Schedule
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                            ENDEAVOR VARIABLE LIFE
                           SELECTED BROKER AGREEMENT
                                 SCHEDULE `A'
                       APPLICABLE VARIABLE LIFE PRODUCTS

This schedule shall be deemed an integral part of the above referenced Agreement and shall supersede and control any portions of that Agreement which conflict with the provision hereof, and all other provisions of the Agreement remain in full force and effect.

PFL Life Insurance Company ("Company") and AFSG Securities Corporation ("Distributor") authorize Broker to offer and solicit for sale the following securities product through persons who are registered with the NASD and in accordance with the appropriate state insurance licensing requirements. Such person, where required, have authorized Broker to receive such commissions.

Name:  ENDEAVOR VARIABLE LIFE INSURANCE POLICY     Form Number: WL822 136 55 494
       A flexible premium variable life
        insurance policy.

Commission:
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Premium Class:

Large Initial Premium: 7.75% of each cash flexible premium purchase payments up to and including issue age 74. For issue age 75 or above, the commission will be 75% of the above stated amount. No commissions will be paid on premiums received by the Company after termination of this Agreement.

Standard: 100% of initial premium payment up to target premium, 3.5% on excess and renewal premiums through year 10, 0% thereafter. No commissions will be paid on premiums received by the Company after termination of this Agreement.

Trail Commission:  A trail commission will be paid on the amount of life
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insurance policy value for policies which are more than one year old for Large
Initial Premium class policies and more than five years old for Standard premium class policies.

Premium Class:

Large Initial Premium: .25% per year (.0625% per quarter) of such policy value in force at the end of each calendar quarter and will be paid within 30 days after the close of the quarter. The first payment will be made following the close of the calendar quarter one year after this schedule is effective.

Standard: .25% per year (.0625% per quarter) of such policy value in force at the end of each calendar quarter and will be paid within 30 days after the close of the quarter. The first payment will be made following the close of the calendar quarter five years after this schedule is effective.

All Endeavor Variable Life policies are eligible for inclusion regardless of whether they were sold prior to the effective date of this schedule or not. The Company will not be obligated to pay such trail commissions if they are prohibited or exceed limits imposed by law or regulation. No trail commissions will be paid by the Company after termination of this Agreement.

Chargebacks:  100% of the commission for the first 6 months and 75% for the
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second 6 months following the date of each premium deposit and 0% thereafter.
All withdrawals are considered as first coming from the oldest premium deposit that has not previously been withdrawn. There will be no chargeback on death benefit payments or when the 10% free partial surrender privilege is utilized. General Agent's obligation to pay Company chargebacks shall survive the termination or
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expiration of the General Agent's Agreement, for any reason. Chargeback percentages will not be applied to withdrawals once the entire premium received has been withdrawn.

Commissions will not be paid on funds transferred between Endeavor Variable Life fund accounts or when premium comes from other PFL Life Insurance Company annuity and life insurance policies nor other subsidiary companies of AEGON USA, Inc.

Date:                                           BROKER DEALER
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                                                By:
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                                                Title:
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Date:                                           PFL Life Insurance Company
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                                                By:
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                                                Title:
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Date:                                           AFSG Securities Corporation
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                                                By:
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                                                Title:
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